Exhibit 5

Atlas Energy Solutions Inc.

Form of Lock-Up Agreement

[ ● ], 2025

Goldman Sachs & Co. LLC

Piper Sandler & Co

c/o Goldman Sachs & Co. LLC

200 West Street

New York, NY 10282-2198

c/o Piper Sandler & Co.

U.S. Bancorp Center

800 Nicollet Mall, Suite 1000

Minneapolis, MN 55402

Re: Atlas Energy Solutions Inc. - Lock-Up Agreement (“Lock-Up Agreement”)

Ladies and Gentlemen:

The undersigned understands that Goldman Sachs & Co. LLC and Piper Sandler & Co., as representatives (the “Representatives”), proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Atlas Energy Solutions Inc., a Delaware corporation (the “Company”), providing for a public offering (the “Public Offering”) of shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2024.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, without the prior written consent of the Representatives, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 45 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock (such shares of Common Stock, options, rights, warrants or other securities, collectively, “Restricted Securities”), including without limitation any such Restricted Securities now owned or hereafter acquired by the undersigned, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Restricted Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Common Stock or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above. [Except for any security agreement pursuant to which the undersigned has pledged any Restricted Shares as collateral (a “Security Agreement”), ]1 [Except for the Outside Compensation Agreement, dated as of November 15, 2023, between Douglas G. Rogers and The Sealy & Smith Foundation (the “Outside Compensation Agreement”), ]2[T]he undersigned represents and warrants that the undersigned is not currently, and has not caused or directed any of its affiliates to be or become, a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period. Notwithstanding the foregoing, nothing shall prohibit the filing of a demand registration statement by the Company pursuant to the demand rights under the Amended and Restated Registration Rights Agreement, dated October 2, 2023, by and among the Company and the signatories party thereto; provided that no Restricted Securities shall be sold or transferred during the Lock-Up Period.

1 NTD: To be included in applicable lock-ups.

2 NTD: To be included in lock-up for Douglas Rogers.

If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a natural person, entity or “group” (as described above) that has executed a Lock-Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Shares the undersigned may purchase in the Public Offering.

Notwithstanding the foregoing, the undersigned may:

(a) Transfer the undersigned’s Restricted Securities without the prior written consent of the Representatives:

(i)	as a bona fide gift or gifts, charitable contributions, or for bona fide estate planning purposes;

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iii)	by will, other testamentary document or intestate succession upon the death of the undersigned;

(iv)	to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i), (ii), (iii) or (iv) above;

(vi)	in connection with a sale of the undersigned’s Shares acquired (A) from the Underwriters in the Public Offering (other than any issuer-directed shares purchased in the Public Offering by an officer or director of the Company) or (B) in open market transactions after the date of the final prospectus related to this Public Offering (the “Public Offering Date”);

(vii)	if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an “affiliate” (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition without consideration by the undersigned to its stockholders, partners, members or other equity holders;

(viii)	by operation of law, such as pursuant to a final qualified domestic order, divorce settlement, divorce decree or separation agreement;

(ix)	to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;

(x)	to the Company in connection with the repurchase of securities issued pursuant to equity awards granted under a stock incentive plan or other equity award plan or pursuant to the agreements pursuant to which such securities were issued, as described in the final prospectus, provided that such repurchase is in connection with the termination of the undersigned’s service provider relationship with the Company;

(xi)	to the Company in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this Lock-Up Agreement, and provided further that any such restricted stock units, options, warrants or rights are held by the undersigned pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the Registration Statement, the Pricing Disclosure Package and the Prospectus;

(xii)	to satisfy tax obligations on the settlement, exercise or vesting of restricted stock units, options, warrants or other rights to purchase shares of Common Stock;

(xiii)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Restricted Securities shall remain subject to the provisions of this Lock-Up Agreement; [or]

(xiv)	[pursuant to a Security Agreement; or][3] [pursuant to the terms of the Outside Compensation Agreement; or][4]

b) (A) make sales pursuant to any Rule 10b5-1 plan currently in effect on the date hereof and (B) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares; provided, however, that with respect to clause (B), no sales or transfers of any Restricted Securities shall be made pursuant to such Rule 10b5-1 plan prior to the expiration of the Lock-Up Period; provided further, that (C) in the case of clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) above, it shall be a condition to the transfer or distribution that the donee, devisee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth herein, and there shall be no further transfer of such Common Stock except in accordance with this Lock-Up Agreement, (D) in the case of clauses (i), (ii), (iii), (iv), (v) and (vii) above, such transfer shall not involve a disposition for value, (E) in the case of clauses (ii), (iv), (v) and (vii) above, no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing after the end of the calendar year in which such sale, disposition, transfer or distribution occurs, and in the case of clauses (iv) and (vii), other than any required Schedule 13 filings) and (F) in the case of clauses (i), (iii), (viii), (xi), (xii) [and][,] (xiii)[and (xiv)] above, it shall be a condition to such transfer that if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock in connection with such repurchase, transfer or distribution shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer.

The undersigned now has, and, except as contemplated by clauses (i) – (xii) [and (xiv)]5 above, for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Restricted Securities, free and clear of all liens, encumbrances and claims whatsoever. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

3 NTD: To be included in applicable lock-ups.

4 NTD: To be included in lock-up for Douglas Rogers.

5 NTD: To be included in applicable lock-ups.

The undersigned acknowledges and agrees that none of the Underwriters has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles that would result in the application of the laws of any other jurisdiction. The undersigned agrees that any suit or proceeding arising in respect of this Lock-Up Agreement or any transaction contemplated by this Lock-Up Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and the undersigned agrees to submit to the jurisdiction of, and to venue in, such courts.

This Lock-Up Agreement shall be terminated and the undersigned shall be released from its obligations hereunder upon the earlier of (i) prior to the execution of the Underwriting Agreement, if the Company or the Representatives advise in writing that they have determined not to proceed with the Public Offering, (ii) the date the Registration Statement filed with the SEC with respect to the Public Offering is withdrawn, (iii) the date on which the Underwriting Agreement is terminated prior to payment for and delivery of the Shares to be sold thereunder (other than pursuant to the Underwriters’ over-allotment option) or (iv) February 3, 2025 if the Public Offering is not completed by such date. The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding towards consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

Exact Name of Shareholder

Authorized Signature

Title